Exhibit 5.1

September 29, 2016

PEDEVCO Corp.
4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506

Re:         Registration Statement on Form S-3
File No. 333-191869
Rule 424(b)(5) Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to PEDEVCO Corp., Inc., a Texas corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-191869) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on November 5, 2013, relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or a continuous basis as set forth in a Rule 424(b)(5) prospectus supplement dated September 29, 2016 (the “Prospectus Supplement”) and the accompanying prospectus dated November 5, 2013 (together with the Prospectus Supplement, the “Prospectus”) and the proposed public offering of up to $2,000,000 in aggregate value of the Company’s shares of common stock, par value $0.001 per share (the “Shares”), all of which shares are to be sold pursuant to an At Market Issuance Sales Agreement between the Company and National Securities Corporation dated September 29, 2016 (the “Sales Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. The Sales Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, as amended to date (the “Certificate of Formation”), (ii) the Bylaws of the Company, as amended to date (the “Bylaws”), (iii) the Registration Statement and Prospectus and all exhibits thereto, (iv) the minutes of all pertinent meetings of the Board of Directors of the Company, and written consents to action without meeting of the Board of Directors of the Company, relating to the Registration Statement, the Prospectus, the entry into the Sale Agreement, the sale of the Shares and the transactions contemplated thereby, and therewith, (v) the Sales Agreement; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

The Loev Law Firm, PC
September 29, 2016

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies. As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company, including in the Registration Statement, Prospectus and Sales Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws governing corporations of the State of Texas and the federal laws of the United States of America, as in effect on the date hereof. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), will be duly and validly issued, fully paid and non-assessable.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about September 29, 2016.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC